MONTHLY REPORT - APRIL, 2012

                          TriView Global Fund, LLC

             The net asset value of a unit as of April 30, 2012
                was $850.06, down 1.1% from $859.76 per unit
                             as of March 31, 2012.


                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date

Net Asset Value (2,279.817 units) at         $   1,960,098.59      1,796,875.21
   March 31, 2012
Addition of 75.550 units on April 1,                64,955.89        367,899.29
   2012
Redemption of 94.340 units on April 30,            (80,194.66)       (81,194.71)
   2012
Net Income (Loss)                                  (22,850.53)      (161,570.50)
                                              ----------------  ---------------
Ending Net Asset Value (2,261.027 units)     $   1,922,009.29      1,922,009.29
   at April 30, 2012                          ================  ===============

Net Asset Value per Unit at
   April 30, 2012                            $         850.06


                        STATEMENT OF INCOME AND (LOSS)

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $       4,094.60       (46,951.48)
         closed contracts
      Change in unrealized gain (loss) on open       2,125.00         7,430.00
         contracts

   Interest income                                       0.00             3.04
                                               ---------------  ---------------
Total: Income                                        6,219.60       (39,518.44)

Expenses:
   Brokerage commissions                            16,334.15        63,818.26
   Operating expenses                                6,514.35        31,421.02
   Incentive fee                                         0.00             0.00
   Management fee                                    1,369.08         5,416.94
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                4,852.55        21,395.84
                                               ---------------  ---------------
Total: Expenses                                     29,070.13       122,052.06
                                               ===============  ===============
Net Income(Loss) - April, 2012                $    (22,850.53)     (161,570.50)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         Managing Member
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President